Exhibit 99.1

EnviroStar, Inc.

290 NE 68 Street

Miami, FL 33138

Henry M. Nahmad (305) 754-8676

Rob Lazar (305) 754-8676

FOR RELEASE on Tuesday June 20, 2017

EnviroStar, Inc. Completes the Acquisition of Martin-Ray Laundry Systems, Inc.

Miami, Florida – June 20, 2017 – EnviroStar, Inc. (NYSE MKT: EVI) announced today that it completed the previously announced acquisition of Martin-Ray Laundry Systems, Inc. The transaction is expected to be accretive to EVI’s earnings for its fiscal year ending June 30, 2018.

Founded in 1988 and based in Denver, Colorado, Martin-Ray is a distributor of commercial, industrial, and vended laundry products and provider of laundry installation and routine maintenance services. Consistent with EVI’s operating philosophy, Martin-Ray will operate as a subsidiary of EVI led by its existing management team, under its present name, and from its existing locations.

Henry M. Nahmad, EVI’s Chairman and CEO added: “We are pleased to have successfully completed the acquisition of Martin-Ray. We believe that our unique entrepreneurial culture and focus on growth, combined with our access to financial resources, will lead to additional opportunities to build our business and network beyond its current scope.”

About EnviroStar

EnviroStar, Inc. is a distributor of commercial laundry equipment, industrial boilers, and related parts, supplies, and technical services. Through its subsidiaries, EVI sells its products to over 7,500 customers across the United States, the Caribbean, and Latin America, including providing related technical services through its vast network of service technicians.

Forward Looking Statements

Except for the historical matters contained herein, statements in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause actual results, trends, performance or achievements of EnviroStar, or industry trends and results, to differ from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, among others, that the acquisition of Martin-Ray may not be accretive to EnviroStar’s earnings or otherwise have a positive impact on EnviroStar’s operating results or financial condition to the extent anticipated or at all, integration risks, risks related to the business, operations and prospects of Martin-Ray and EnviroStar’s plans with respect thereto, and the risks related to EnviroStar’s operations, results, financial condition, financial resources, and growth strategy, including EnviroStar’s ability to find and complete other acquisition opportunities, and the impact of any such acquisitions on EnviroStar’s operations, results and financial condition. Reference is also made to other economic, competitive, governmental, technological and other risks and factors discussed in EnviroStar’s filings with the Securities and Exchange Commission, including, without limitation, those disclosed in the “Risk Factors” section of EnviroStar’s Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed with the SEC on September 20, 2016. Many of these risks and factors are beyond EnviroStar’s control. In addition, past performance and perceived trends may not be indicative of future results. EnviroStar cautions that the foregoing factors are not exclusive. The reader should not place undue reliance on any forward-looking statement, which speaks only as of the date made. EnviroStar does not undertake to, and specifically disclaims any obligation to, update or supplement any forward-looking statement, whether as a result of changes in circumstances, new information, subsequent events or otherwise, except as may be required by law.